EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 13, 2018, with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2018-3; Large Cap Core Strategy 2018-3; Mid Cap Core Strategy 2018-3; Small Cap Core Strategy 2018-3; S&P PowerPicks Portfolio 2018-3; Dividend Income Leaders Strategy Portfolio 2018-3 and Large Cap Value Strategy 2018-3 (included in Invesco Unit Trusts, Series 1888) as of July 13, 2018, contained in Amendment No.1 to the Registration Statement on Form S-6 (File No. 333-224775) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
July 13, 2018